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                                                                    Exhibit 12.1

                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                 (in millions)
                                  (Unaudited)

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                                                                         Historical
                                                      -----------------------------------------------
                                                        Year ended       Year ended      Year ended
                                                       December 31,     December 31,    December 31,
                                                           2000             1999            1998
                                                      --------------   --------------  --------------
FIXED CHARGES:
   Interest on debt and capitalized leases and          $    390         $    137         $     43
   amortization of deferred finance fees
   Interest element on rentals                                45               23               --
   Interest capitalized                                      208               77               50
                                                        --------         --------         --------
      TOTAL                                             $    643         $    237         $     93
                                                        ========         ========         ========

PREFERRED DIVIDENDS:
   Amount                                               $    221         $     67         $     13
                                                        ========         ========         ========

   Gross up to pre-tax                                  $    368         $    115         $     22
                                                        ========         ========         ========

EARNINGS:
   Income before discontinued operations,
      cumulative effect of change in
      accounting principle and extraordinary item       $ (1,308)        $      7         $    (68)

   Add back-
      (Benefit) Provision for income taxes                  (145)             108               33
      Equity on losses of Affiliates                          67              (16)               3
      Amortization of capitalized interest                    24               43                9
      Minority partner losses                                (15)              --               --
      Fixed charges less interest capitalized                435              160               43
                                                        --------         --------         --------

         TOTAL                                          $   (942)        $    302         $     20
                                                        ========         ========         ========
Ratio of earnings to fixed charges                                           1.27

Excess of fixed charges over earnings                   $ (1,585)                         $    (73)

Excess fixed charges and preferred dividends
over earnings                                           $ (1,953)        $    (50)        $    (95)

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